Exhibit 99.1

12395 First American Way, Poway, Calif. 92064

NEWS FOR IMMEDIATE RELEASE

Contacts: Henri Van Parys Corporate Communications Manager 727.214.1072 henri.vanparys@FADV.com	Cindy Williams Director – Investor Relations 727.214.3438 cindy.williams@FADV.com

FIRST ADVANTAGE CORPORATION ANNOUNCES

RECEIPT OF PROPOSAL FROM THE FIRST AMERICAN CORPORATION

POWAY, Calif., June 29, 2009—First Advantage Corporation (NASDAQ: FADV) (the “Company”), a global risk mitigation and business solutions provider, today confirmed that it has received an unsolicited proposal from The First American Corporation (“First American”) to acquire all of the issued and outstanding shares of the Company’s common stock not owned by First American at a fixed exchange ratio of 0.5375 of a share of First American common stock for each share of the Company’s common stock.

According to First American, the proposed exchange ratio represents an offer price of $14.04 per share of the Company’s common stock and a 10.2% premium to the Company’s stock price, based on the closing prices of the common stock of the Company and First American on June 26, 2009. First American’s proposal is subject to confirmatory due diligence, the negotiation of a mutually acceptable definitive acquisition agreement and the receipt of all necessary stockholder and regulatory approvals. According to First American, First American indirectly owns approximately 74% of the Company’s common stock and controls approximately 98% of the voting power of the Company.

First American’s proposal is under consideration by the Special Committee of the Board of Directors of the Company, which is comprised of directors who are unaffiliated with First American. The Special Committee is being assisted in its consideration of First American’s proposal by its legal advisor, Dewey & LeBoeuf LLP, and is currently in the process of selecting a financial advisor.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and specialty finance markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software and renters insurance.

First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in Poway, Calif., and has offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500(R) company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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